Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-269340

PROSPECTUS SUPPLEMENT

(to Prospectus dated January 30, 2023)

This prospectus supplement supplements and amends certain information contained in the prospectus supplement dated February 10, 2023 to the prospectus dated January 30, 2023 (collectively, the “February 2023 Prospectus”), relating to the offer and sale of our common stock, par value $0.001 per share (the “Common Stock”) through Jefferies LLC (“Jefferies”), as sales agent, in “at the market offerings” as defined in Rule 415 promulgated under the Securities Act of 1933, as amended, pursuant to the Open Market Sale AgreementSM with Jefferies dated as of February 10, 2023 (the “ATM Agreement”).

The Common Stock is traded on The Nasdaq Capital Market under the symbol “KA”. The last sale price of the Common Stock on April 19, 2023 was $4.75 per share on The Nasdaq Capital Market. Under the February 2023 Prospectus, we initially registered up to $17,500,000 of our Common Stock for offer and sale pursuant to the ATM Agreement. From February 10, 2023 through the date of this prospectus supplement, we have sold 126,503 shares of Common Stock under the February 2023 Prospectus.

The purpose of this prospectus supplement is to suspend the ATM Agreement and to terminate the continuous offering by us under the February 2023 Prospectus effective on April 20, 2023. We will not make any sales of our Common Stock pursuant to the ATM Agreement unless and until a new prospectus supplement is filed with the Securities and Exchange Commission; however, the ATM Agreement remains in full force and effect.

The date of this prospectus supplement is April 20, 2023.